EXHIBIT 99.1

INTERNATIONAL SEGMENT PACES
2nd QUARTER PERFORMANCE AT UPS

Inclusion in S&P 500 Prompts Early Release of Earnings Info;
Detailed Results Still Scheduled for July 23

     ATLANTA, July 12, 2002 — UPS (NYSE: UPS) today reported a mixed performance in its second quarter, with continued growth in the international segment partially offsetting declines in the U.S. domestic package business.

     For the quarter ended June 30, 2002, revenue totaled $7.68 billion, up 2.5% from the $7.49 billion for the prior year. Consolidated operating profit declined 1.2% to $1.03 billion. Net income declined to $611 million compared to the prior year’s $630 million, and earnings per diluted share dropped 1.8% to $0.54 versus $0.55 recorded during the period in 2001.

     During the quarter, the company’s U.S. domestic package business experienced declines in package volume that accelerated as the quarter ended. The declines are attributable both to slow economic conditions and customers diverting package volume to competitors due to unresolved contract negotiations with the International Brotherhood of Teamsters.

     Within the U.S. domestic segment, revenue totaled $5.91 billion, down 1.2% compared to $5.98 billion for the prior year. Operating profit declined 6.9% to $899 million from the $966 million reported in 2001. Total U.S. domestic package volume declined 2.6% for the quarter, with volume declining 4% in June.

     In the international segment, operating profit more than doubled to $62 million from $24 million on a 9% increase in revenue to $1.14 billion. Export volume continued to outperform market growth, posting an 8.8% increase with double-digit growth in Europe and Asia. The quarter benefited from the opening of an intra-Asia air hub in the Philippines, which improves service levels within Asia and to Europe.

     In the non-package segment, which includes Supply Chain Solutions, revenue increased 37% to $630 million. Operating profit totaled $67 million, up from the $51 million reported the prior year.

     “Clearly the contract talks and the continuing weakness in the U.S. economy reduced earnings in the domestic business, but we’re pleased with the momentum outside the United States,” said Scott Davis, UPS’s chief financial officer. “International operations turned in a particularly strong performance and Supply Chain Solutions continues to show quarter-to-quarter improvement.”

     Davis said UPS accelerated its release of second quarter earnings after Standard & Poor’s announced the company would be included in the S&P 500 Index after the close of trading on July 19. Disclosing second quarter results early facilitates a registered secondary public offering of up to 32.5 million shares of UPS Class B common stock. This offering will occur simultaneously with UPS’s inclusion in the S&P 500 Index, and will be made primarily to index funds to help meet a portion of the resulting demand for shares. Goldman Sachs will act as lead underwriter in the offering.

     Citing the uncertainty regarding labor negotiations, Davis said UPS was unable to offer future guidance at this time. “We will provide additional information on July 23 when we release more detailed earnings information and conduct our scheduled conference call,” he said.

     UPS is the world’s largest global transportation company, offering the most extensive range of e-commerce and supply chain solutions for the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at www.ups.com.

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EDITOR’S NOTE: UPS CFO Scott Davis will discuss second-quarter results with investors and analysts during the scheduled conference call on July 23 at 10:00 a.m. (EDT) to provide additional insights into second quarter performance. That conference call is open to listeners through a live webcast at www.ups.com. To access the call through the Website, click on “Investor Relations” and then click on “Earnings Webcast.”

     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including strikes, work stoppages and slowdowns (or customer behavior in anticipation of such events), economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

A registration statement relating to UPS Class B common stock that may be offered has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.